Exhibit 23.1


January 24, 2006

Gold Standard, Inc.
136 South Main, Suite 712
Salt Lake City, UT 84101

Dear Sirs:


We hereby consent to the inclusion of our report dated January 24, 2006, for Gold Standard, Inc. which is included in this 10-KSB.

/s/HJ & Associates, LLC

HJ & Associates, LLC